                                                                    EXHIBIT 12.1
                                RAZORFISH, INC.
               Computation of Ratio of Earnings to Fixed Charges
                       (Amounts in millions of dollars)

                                                                    Six
                                                                   Months
                                                                   Ended     Year Ended December 31,
                                                                  June 30, ---------------------------
                                                                    2001    2000   1999 1998 1997 1996
                                                                  -------- ------  ---- ---- ---- ----
Income before income taxes.......................................  (162.0) (146.0) 3.5   8.9  8.3 2.9
                                                                   ======  ======  ===  ==== ==== ===

Fixed charges:
   Interest expense..............................................      .1     0.2  0.2   0.1  0.2 0.0
Rentals:
   33% of rent expense...........................................     1.6     3.6  1.7   0.8  0.6 0.5
                                                                   ------  ------  ---  ---- ---- ---
       Total fixed charges.......................................     1.7     3.8  1.9   0.9  0.8 0.5
                                                                   ======  ======  ===  ==== ==== ===
Income before income taxes and fixed charges.....................  (160.3) (142.2) 5.4   9.8  9.1 3.4

Ratio of Earnings to Fixed Charges...............................      [a]     [a] 2.8  10.9 11.4 6.8

If coverage ratio is less than 1:1 than performance must increase
  by.............................................................   162.0   146.0
                                                                   ======  ======  ===  ==== ==== ===

--------
(a)Ratio of earnings to fixed charges is less than 1:1.